Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Spectra Energy Corp of our report dated February 18, 2009 (January 14, 2010 as to the effects of the adoption of Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 810, Consolidation, as it pertains to noncontrolling interests (previously FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements), and the related disclosures in Note 1), relating to the consolidated financial statements and financial statement schedule of DCP Midstream, LLC and subsidiaries (which report expressed an unqualified opinion and included an explanatory paragraph concerning the retrospective adjustments related to the adoption of ASC 810, Consolidation, as it pertains to noncontrolling interests (previously FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements)), appearing in the Current Report on Form 8-K of Spectra Energy Corp dated January 14, 2010. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

January 15, 2010